==============================================================================



                            OPTION PURCHASE AGREEMENT



                                     between

                          GARDEN STATE NEWSPAPERS, INC.

                                       and

                                  GREENCO, INC.




                          Dated as of January 30, 1998



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
                                TABLE OF CONTENTS

                                                                            PAGE

1.    AUTHORIZATION OF OPTION................................................1

2.    GRANT OF OPTION........................................................1

3.    CLOSING................................................................1

4.    CONDITIONS TO CLOSING..................................................2
      4.1.  Representations and Warranties...................................2
      4.2.  Performance; No Default..........................................2
      4.3.  Compliance Certificates..........................................2
      4.4.  Opinion of Counsel...............................................2
      4.5.  Purchase Permitted By Applicable Law, etc........................2
      4.6.  Payment of Expenses..............................................3
      4.7.  Changes in Corporate Structure...................................3
      4.8.  Proceedings and Documents........................................3
      4.9.  Consummation of the Acquisition..................................3
      4.10. Note Purchase Agreement; ANI Guaranty............................3

5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................3
      5.1.  Organization; Power and Authority................................3
      5.2.  Authorization, etc...............................................4
      5.3.  Disclosure.......................................................4
      5.4.  Organization and Ownership of Shares of Subsidiaries.............4
      5.5.  Financial Statements.............................................5
      5.6.  Compliance with Laws, Other instruments, etc.....................5
      5.7.  Governmental Authorizations, etc.................................5
      5.8.  Litigation; Observance of Agreements, Statutes and Orders........5
      5.9.  Taxes............................................................6
      5.10. Title to Property; Leases........................................6
      5.11. Licenses, Permits, etc...........................................6
      5.12. Compliance with ERISA............................................7
      5.13. Existing Indebtedness............................................7
      5.14. Status under Certain Statutes....................................8
      5.15. Environmental Matters............................................8

6.    INFORMATION AS TO COMPANY..............................................8
      6.1.  Financial and Business Information...............................8
      6.2.  Officer's Certificate...........................................11
      6.3.  Inspection......................................................11

7.    AFFIRMATIVE COVENANTS.................................................12
      7.1.  Compliance with Law.............................................12
      7.2.  Insurance.......................................................12
      7.3.  Maintenance of Properties.......................................12

                                TABLE OF CONTENTS
                                   (Continued)

                                                                           PAGE

      7.4.  Payment of Taxes and Claims.....................................12
      7.5.  Corporate Existence, etc........................................13
      7.6.  Operation of the Business.......................................13

8.    NEGATIVE COVENANTS....................................................14
      8.1.  Transactions with Affiliates....................................14
      8.2.  Merger, Consolidation, etc......................................14
      8.3.  Acquisition of Other Newspaper Publishing Businesses............14
      8.4.  Sale of Assets of the Business..................................15

9.    THE OPTION............................................................15
      9.1.  Exercise of the Option..........................................15
      9.2.  Tender of Outstanding Note......................................17
      9.3.  Relinquishment of Option........................................17
      9.4.  Exercise of the Option; Inability to Close......................17
      9.5.  Right to Require Company to Repurchase or Redeem Note...........18

10.   DEFINITIONS...........................................................18

11.   NOTICES...............................................................25

12.   RIGHT OF FIRST REFUSAL TO FINANCE CERTAIN ACQUISITIONS; ADDITIONAL
      OPTIONS...............................................................25

13.   MISCELLANEOUS.........................................................26
      13.1. Successors and Assigns..........................................26
      13.2. Construction....................................................26
      13.3. Counterparts....................................................26
      13.4. Governing Law...................................................26
      13.5. Arbitration.....................................................26
      13.6. Equitable Enforcement...........................................27

                             SCHEDULES AND EXHIBITS



SCHEDULE 5.4     --    Subsidiaries of the Company and
                       Ownership of Subsidiary Stock

SCHEDULE 5.13    --    Existing Indebtedness

                          GARDEN STATE NEWSPAPERS, INC.



                                                                January 30, 1998

To:  Greenco, Inc.,
      as purchaser of the Note and the Option

Ladies and Gentlemen:

      Garden State Newspapers, Inc., a Delaware corporation (the "COMPANY"), agrees with you as follows (reference is made to Section 14 hereof for definitions of certain terms used herein with initial capital letters):

1.    AUTHORIZATION OF OPTION.

      The Company has authorized the issue and sale of its 9.00% Subordinated Promissory Note due January 31, 2010 in the original principal amount of $47,600,000 (the "NOTE"). The Note shall be in substantially the form set out in Exhibit A-1, with such changes therein as may be approved by you and the Company.

2.    GRANT OF OPTION.

      Subject to the terms and upon the conditions set forth in this Agreement, and contingent upon the occurrence of the closing under the Note Purchase Agreement, in consideration of your payment of $2,400,000 (the "OPTION PURCHASE PRICE") to the Company at the Closing, which payment you hereby agree to make, the Company, on behalf of itself and any transferee of any or all of the assets comprising the Business, hereby grants to you an irrevocable option (the "OPTION") to purchase all of the assets that comprise the Business for a purchase price equal to the Option Exercise Price. The Option may be exercised or relinquished in accordance with Section 9 hereof.

3.    CLOSING.

      The sale and purchase of the Option shall occur at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, at 10:00 a.m., Los Angeles time, at a closing (the "CLOSING", the date on which the Closing occurs being referred to herein as the "CLOSING DATE") on January 30, 1998, or on such other Business Day thereafter on or prior to April 1, 1998 as may be agreed upon by the Company and you. At the Closing, you shall pay to the Company or its order the Option Purchase Price by wire transfer of immediately available funds for the account of the Company to account number 8900306246 at The Bank of New York, in New York, New York, ABA #021000018.

4.    CONDITIONS TO CLOSING.

      Your obligation to purchase the Option and pay the Option Purchase Price at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.1.  REPRESENTATIONS AND WARRANTIES.

      The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

4.2.  PERFORMANCE; NO DEFAULT.

      The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and, after giving effect to the issue and sale of the Note and payment of the Option Purchase Price (and the application of the proceeds thereof to pay in part the purchase price upon consummation of the Acquisition), no Default or Event of Default shall have occurred and be continuing.

4.3.  COMPLIANCE CERTIFICATES.

            (a) OFFICER'S CERTIFICATE. The Company shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in this Article 4 have been fulfilled.

            (b) SECRETARY'S CERTIFICATE. The Company shall have delivered to you certifying as to incumbencies of officers and as to the charter documents, bylaws and resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Acquisition Agreement, this Agreement, the Note Purchase Agreement and the Note.

4.4.  OPINION OF COUNSEL.

      You shall have received the favorable opinion, dated the date of the Closing, of Verner, Liipfert, Bernhard, McPherson and Hand, Chartered, counsel to the Company and ANI, in substantially the form attached as Exhibit B to the Note Purchase Agreement and covering such other matters incident to the Acquisition, the Note, the Option, the ANI Guaranty and the transactions contemplated hereby as you may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you).

4.5. PURCHASE PERMITTED BY APPLICABLE LAW, ETC.

      On the date of the Closing, your purchase of the Option shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, (ii) not violate any applicable law or regulation and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation. If requested by you, you shall have received an Officer's

Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6.  PAYMENT OF EXPENSES.

      Each party shall be responsible for its own expenses in connection with the sale and purchase of the Note and the Option

4.7.  CHANGES IN CORPORATE STRUCTURE.

      The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation at any time following the date of the most recent financial statements delivered to you prior to the Closing.

4.8.  PROCEEDINGS AND DOCUMENTS.

      All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

4.9.  CONSUMMATION OF THE ACQUISITION.

      You shall be satisfied, in your sole and absolute discretion, that the Acquisition will be consummated substantially contemporaneously with the purchase and sale of the Option.

4.10. NOTE PURCHASE AGREEMENT; ANI GUARANTY.

      The Company shall have duly authorized, executed and delivered to you the Note Purchase Agreement, and all of the conditions provided therein to your obligation to purchase the Note shall have been satisfied or waived by you in writing. ANI shall have executed and delivered to you the ANI Guaranty.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

      The Company represents and warrants to you that:

5.1.  ORGANIZATION; POWER AND AUTHORITY.

      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Acquisition Agreement, this Agreement and the Note, and to grant the Option, and to perform its obligations hereunder and thereunder.

5.2.  AUTHORIZATION, ETC.

      This Agreement and the Option have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

5.3.  DISCLOSURE.

      Prior to the Closing, the Company delivered to you all of the information requested by you relating to the Company and its Subsidiaries and the transactions contemplated hereby and by the Acquisition Agreement. The documents, certificates and other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since December 31, 1996, there has been no adverse change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

5.4. ORGANIZATION AND OWNERSHIP OF SHARES OF SUBSIDIARIES.

            (a) Schedule 5.4 contains a complete and correct list of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

            (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary.

            (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, have a Material Adverse Effect. Each such

Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

5.5.  FINANCIAL STATEMENTS.

      The Company has delivered to you copies of the financial statements of the Company and its Subsidiaries (i) as at and for the year ended June 30, 1997, together with an unqualified audit report thereon of a nationally-recognized firm of independent certified public accountants, and (ii) for the quarter ended September 30, 1997 (and for the portion of the Company's current fiscal year elapsed to that date). All of such financial statements (including in each case the related schedules and notes) fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective period then ended and have been prepared in accordance with GAAP consistently applied throughout the respective periods, except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

5.6. COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC.

      The execution, delivery and performance by the Company of this Agreement will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.7.  GOVERNMENTAL AUTHORIZATIONS, ETC.

      No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution delivery or performance by the Company of this Agreement, other than consents or approvals of Governmental Authorities necessary for the purchase and sale of assets comprising the Business pursuant to the exercise of the Option.

5.8. LITIGATION; OBSERVANCE OF AGREEMENTS, STATUTES AND ORDERS.

            (a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

            (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, any Environmental Law) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9.  TAXES.

      The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.

5.10. TITLE TO PROPERTY; LEASES.

      The Company and its Subsidiaries have title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in
Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business). All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11. LICENSES, PERMITS, ETC.

            (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

            (b) No product of the Company infringes any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person, except to the extent that any such infringement could not reasonably be expected to have a Material Adverse Effect.

            (c) There is no violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.

5.12. COMPLIANCE WITH ERISA.

            (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

            (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $10,000,000 in the aggregate for all Plans. The term "BENEFIT LIABILITIES" has the meaning specified in section 4001 of ERISA and the terms "CURRENT VALUE" and "PRESENT VALUE" have the meaning specified in section 3 of ERISA

            (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

            (d) The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106. without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

            (e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not Involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to (I) the accuracy of your representation in
Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you and (II) the assumption, made solely for the purpose of making such representation that Department of Labor Interpretive Bulletin 75-2 with respect to prohibited transactions remains valid in the circumstances of the transactions contemplated herein.

5.13. EXISTING INDEBTEDNESS.

      Schedule 5.13 sets forth a complete and correct list of all outstanding debt for borrowed money of the Company and its Subsidiaries as of December 31,

1997. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any debt of the Company or such Subsidiary and no event or condition exists with respect to any debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such debt to become due and payable before its stated maturity or before its, regularly scheduled dates of payment.

5.14. STATUS UNDER CERTAIN STATUTES.

      Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

5.15. ENVIRONMENTAL MATTERS.

      Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing:

            (a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except in each case, such as could not reasonably be expected to result in a Material Adverse Effect:

            (b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect, and

            (c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

6.    INFORMATION AS TO COMPANY.

6.1.  FINANCIAL AND BUSINESS INFORMATION.

      The Company shall deliver to the holder of the Option:

            (a) As soon as such information is available and in any event within 45 days after the end of each fiscal quarter of the Company (other than the last quarter of each fiscal year),

                  (i) (x) a consolidated balance sheet of the Company and its Subsidiaries and (y) a balance sheet of the Division or, after the Contribution, of Newco, in each case as at the end of such quarter, and

                  (ii) (x) consolidated statements of income, changes in stockholders equity and cash flows of the Company and its Subsidiaries and (y) statements of income and cash flows of the Division or, after the Contribution, of Newco, in each case for such quarter (and, in the case of the second and third quarters, for the portion of the fiscal year ending with such quarter), setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail prepared in accordance with GAAP, and certified by a Senior Financial Officer as fairly presenting the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; PROVIDED that if, at any time, the Company is required to or does file periodic reports with the SEC under the Exchange Act, delivery within the time period specified above of a copy of the Company's Quarterly Report on Farm 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 6.1(a)(i)(x) and (ii)(x);

            (b) As soon as such information is available and in any event within 90 days after the end of each fiscal year of the Company;

                  (i) (x) a consolidated balance sheet of the Company and its Subsidiaries and (y) a balance sheet of the Division or, after the Contribution of Newco, in each case, as at the end of such year, and

                  (ii) (x) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries and (y) statements of income and cash flows of the Division or, after the Contribution of Newco, in each case, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by:

            (A) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

            (B) a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit).

PROVIDED that if, at any time, the Company is required to or does file periodic reports with the SEC under the Exchange Act, the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's Annual Report to stockholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with the accountant's certificate described in clause (B) above, shall be deemed to satisfy the requirements of Section 6.1(b)(i)(x) and (ii)(x);

            (c) Promptly upon transmission thereof; one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and a (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

            (d) Promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

            (e) Promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

                  (i) with respect to any Plan, any reportable event as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof, or

                  (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, or

                  (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

            (f) Promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

            (g) With reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Option as from time to time may be reasonably requested by the holder of the Option;

PROVIDED, HOWEVER, that, if the holder of the Option at any time determines that delivery by the Company to such holder of any of the information specified in this Section 6.1 would violate any law, rule or regulation applicable to the Company and the holder, then such information shall be delivered to Ernst & Young for review on behalf of such holder, subject to a confidentiality agreement that is in form and substance reasonably acceptable to the Company, the holder and Ernst & Young.

6.2.  OFFICER'S CERTIFICATE.

      Each set of financial statements delivered to the holder of the Note pursuant to Section 6.1(a) or Section 6.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer stating that such officer has reviewed the terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

6.3.  INSPECTION.

      The Company shall permit the holder of the Option, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries (and of the Division or Newco, as the case may be) with the Company's officers, and with its independent public accountants, and to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; PROVIDED, HOWEVER, that the Company shall be under no obligation to permit the holder of the Option to make any such inspection or engage in such discussions if the Company reasonably determines, and delivers to the holder an opinion of nationally recognized legal counsel to the effect, that such inspection would reasonably be expected to violate any law, rule or regulation applicable to the Company and the holder.

7.    AFFIRMATIVE COVENANTS.

      The Company covenants that so long as the Option is outstanding:

7.1.  COMPLIANCE WITH LAW.

      The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.2.  INSURANCE.

      The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

7.3.  MAINTENANCE OF PROPERTIES.

      The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, PROVIDED that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.4.  PAYMENT OF TAXES AND CLAIMS.

      The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, PROVIDED that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

7.5.  CORPORATE EXISTENCE, ETC.

      The Company will at all times preserve and keep in full force and effect its corporate existence. The Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.6.  OPERATION OF THE BUSINESS.

            (a) The Company hereby agrees to form Newco as a Wholly-Owned Subsidiary of the Company and to contribute the Business to the capital of Newco, not later than the 90th day after the Company repays its 12% Senior Subordinated Notes due 2004. In connection with the Contribution, Newco shall agree, in form and substance satisfactory to the holder, to assume all of the obligations and liabilities of the Company incurred in connection with operation of the Business (including without limitation Indebtedness incurred in connection with the Acquisition (other than the Note) and Indebtedness incurred in connection with operation of the Business, in an aggregate amount not in excess of $100,000,000), and to assume the obligations of the Company hereunder, including without limitation, with respect to the Option (it being understood that the Company shall continue to be obligated hereunder, including without limitation with respect to the Option) by execution and delivery of an assumption agreement in form and substance satisfactory to you, together with an opinion of counsel to the Company covering such matters as you reasonably may request and in form and substance reasonably satisfactory to you and such other documents relating thereto as you reasonably may request.

            (b) The Company agrees that, after the date hereof, it will not agree, or permit Newco to agree, to be bound by any covenant that restricts or impairs the Company's or Newco's ability to perform its obligations with respect to the Option, and, after Newco is designated as an Unrestricted Subsidiary, the Company will not agree to be bound by any covenant that imposes operating or other restrictions on Newco.

            (c) The Company will, at all times prior to formation of Newco and contribution of the Business to Newco in accordance with Section 7.6(a), cause the Business to be operated as a separate division of the Company, which division shall have, for accounting purposes, (x) no assets or liabilities other than those used or incurred in connection with the acquisition or the operation of the Business and (y) no business operations other than the Business (such division being referred to herein as the "Division").

8.    NEGATIVE COVENANTS.

      The Company covenants that so long as the Option is outstanding:

8.1.  TRANSACTIONS WITH AFFILIATES.

      The Company shall not, and shall not permit any Subsidiary (including, without limitation, Newco) to, enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) in excess of $1,000,000 with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person that is not an Affiliate.

8.2.  MERGER, CONSOLIDATION, ETC.

      The Company shall not, and shall not permit any Subsidiary (including, without limitation, Newco) to, consolidate with or merge with any other corporation or convey, transfer or lease all or substantially all of the assets of the Company and its Subsidiaries, on a consolidated basis, in a single transaction or series of transactions to any Person unless:

            (a) the Company or a Wholly-Owned Subsidiary of the Company is the surviving corporation in such merger or consolidation, or the acquiror of such assets, and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; or

            (b) so long as the ANI Debentures are outstanding, such assets are transferred to ANI; PROVIDED that the assets comprising the Business shall be subject to and encumbered by the Option, which shall be acknowledged by such transferee.

8.3. ACQUISITION OF OTHER NEWSPAPER PUBLISHING BUSINESSES.

      The Company shall not, and shall not permit any Subsidiary to, acquire any newspaper publishing business in the San Fernando Valley area of Los Angeles County or in Ventura County, California other than the business operations of the L.A. DAILY NEWS, unless (i) the assets and business operations of such other acquired newspaper publishing business are owned and conducted by the Division or, after the Contribution, Newco and (ii) the Company complies with the provisions of Section 12 hereof with respect to such acquisition.

8.4.  SALE OF ASSETS OF THE BUSINESS.

      The Company shall not sell, assign, transfer or otherwise dispose of any interest in any of the properties or assets of the Division or that comprise the Business other than in the ordinary course of business or, after the Contribution, sell, assign, transfer or otherwise dispose of any interest in any of the capital stock of Newco (provided that the Company may pledge the capital stock of Newco to secure the Company's obligations under the Bank Credit Agreement) or permit Newco to sell, assign, transfer or otherwise dispose of any of the properties or assets that comprise the Business, in any case without your prior written consent, which consent shall not unreasonably be withheld (it being understood that it would not be unreasonable for you to withhold such consent for any legitimate business reason, including, without limitation, (i) the financial condition or prospective financial condition of a proposed transferee being weaker, in your judgment, than that of the Company, or the existence of any facts or circumstances that might impair the ability of a proposed transferee to perform its obligations in respect of the Option, (ii) the failure of a proposed transferee to have a chief executive officer having stature in the newspaper publishing industry comparable to that of William Dean Singleton and senior management that is otherwise comparable in experience, skill and reputation to the senior management of the Company, (iii) the transferee being your competitor in a single geographic market or proximate geographic markets or (iv) the existence of any then current or prior business dispute between you and a proposed transferee); PROVIDED, HOWEVER, that (x) any such transfer of the properties and assets comprising the Business or of the capital stock of Newco shall be a transfer of all thereof as an entirety, (y) the transferee shall have assumed the obligations of the Company hereunder (including, without limitation, with respect to the Option), by an instrument in form and substance acceptable to you, and (z) you shall have been given the opportunity to exercise or relinquish the Option in accordance with the terms hereof prior to the consummation of any such proposed sale, assignment, transfer or other disposition, whether or not the fifth anniversary of the Closing Date has then yet occurred; PROVIDED, FURTHER, that, so long as the ANI Debentures are outstanding, the Company and, so long as it has not been designated as an Unrestricted Subsidiary, Newco may transfer, subject to and encumbered by the Option (which shall be acknowledged by the transferee), all or any portion of the assets comprising the Business to ANI.

9.    THE OPTION.

9.1.  EXERCISE OF THE OPTION.

      The Option shall be exercisable by you at any time from and after the fifth anniversary of the Closing Date through, and including, the twelfth anniversary of the Closing Date (such twelfth anniversary being referred to herein as the "OPTION EXPIRATION DATE"), upon written notice of exercise being given by you to the Company not less than 60 and not more than 90 days prior to a proposed closing date in respect of the purchase and sale of the assets comprising the Business (the date so specified in such notice being referred to herein as the "OPTION CONSUMMATION DATE"). If no notice of exercise of the Option has been given by you to the Company by the close of business (Los Angeles time) on the 60th day prior to the Option Expiration Date, you will irrevocably be deemed to have given a notice of relinquishment of the Option pursuant to Section 9.2 hereof. A notice of exercise of the Option shall specify

(x) a proposed Option Consummation Date, and (y) a preliminary calculation of the Option Exercise Price, based on the most recent financial information of the Division or Newco delivered to you pursuant to Section 6.1 hereof. The Option Exercise Price shall be recalculated as of the Option Consummation Date, if a fiscal quarter of the Company ends between the date on which you give to the Company notice of exercise of the option and the Option Consummation Date (or if financial information becomes available during such period in respect of a fiscal quarter of the Company that is later than the last fiscal quarter for which financial information had been delivered to you pursuant to Section 6.1 prior to your delivery to the Company of a notice of exercise of the Option). The purchase and sale of the assets comprising the Business shall be consummated on the Option Consummation Date in accordance with definitive documentation that
(i) contains representations and warranties relating to the Business that are the same in all material respects as the representations and warranties contained in the Acquisition Agreement (except that all references therein to "October 26, 1997" shall be references to the Company's or Newco's most recent fiscal year ended prior to the execution of such definitive documentation for which financial information has been delivered pursuant to Section 6.1), (ii) contains indemnification provisions that are the same in all material respects as the indemnification provisions contained in Article X of the Acquisition Agreement (except that the "Maximum Liability" (as defined therein) shall be equal to 15% of the Option Exercise Price), (iii) contains an assumption by you of the liabilities relating to the Business that are substantially the same as the "Assumed Liabilities" (as defined in the Acquisition Agreement) (and indemnification of you by the Company in respect of "Excluded Liabilities" (as therein defined) (except that each reference to "Closing Date" and "Closing" shall be references to the Option Consummation Date or Extended Option Consummation Date, as the case may be, and the closing of the purchase and sale of the assets comprising the Business pursuant to exercise of the Option, respectively), (iv) contains a condition precedent to your obligation to purchase such assets that any necessary governmental consents or approvals are obtained and are in full force and effect, and (v) contains other provisions that you reasonably may request and that are consistent with customary documentation relating to transactions of a similar type (such documentation being referred to herein as "Definitive Documentation"). The Company agrees that, promptly upon receipt by it of a notice of exercise of the Option given pursuant to this Section 9.1, and in any event within 10 Business Days thereafter, it will cause to be delivered to you an Officer's Certificate of the chief executive officer of the Company certifying that all representations and warranties required to be included in the Definitive Documentation are true and correct on the date of such certificate or, if any such representation or warranty is not then true and correct, providing reasonably detailed information with respect thereto. If, in your judgment, the failure of any such representation or warranty to be true and correct is Material to the Business such that an adjustment to the Option Exercise Price is appropriate, you shall so notify the Company in writing within 10 Business Days after receipt of the Officer's Certificate and you and the Company agree to negotiate in good faith to so adjust the Option Exercise Price. If you and the Company are unable to reach agreement within 10 Business Days after receipt by the Company of your notice given hereunder, either the Company or you may at any time initiate proceedings described in Section 13.5 to resolve such continuing dispute. The Company hereby agrees to sell and deliver to you on the Option Consummation Date, all of the assets and properties comprising, or principally used in the operation of, the Business, free and clear of any Lien, and you agree to purchase such assets and properties and pay to the Company an amount equal to the Option Exercise Price plus the Working Capital Adjustment, if any.

9.2.  TENDER OF OUTSTANDING NOTE.

      If you exercise the Option in accordance with Section 9.1, you shall, and shall have the right to, offset and apply the outstanding principal amount of the Note (including without limitation deferred interest), whether or not it is then due and payable, and accrued and unpaid interest thereon against the Option Exercise Price, whereupon the Option Exercise Price shall be reduced in an amount equal to the outstanding principal amount of and interest on the Note, and such principal amount of and interest on the Note shall be deemed to be satisfied. In addition, the Option Exercise Price shall be reduced by any other Indebtedness of the Company or Newco assumed by you in connection with the exercise of the Option.

9.3.  RELINQUISHMENT OF OPTION.

      You may, by written notice given to the Company at any time from and after the fifth anniversary of the Closing Date and at least 60 days prior to the date specified by you in such notice (such date being referred to herein as the "Option Cancellation Date"), elect to relinquish the Option. If you elect to relinquish the Option by written notice to the Company (or, if you are deemed to have elected to relinquish the Option by not delivering a notice of exercise of the Option pursuant to Section 11.1 at least 60 days prior to the Option Expiration Date, then, on the 60th day after receipt by the Company of such notice (or on the Option Expiration Date), the Option automatically shall be cancelled and be of no further force or effect, and the Company shall pay you an amount in cash, by wire transfer of immediately available funds, equal to the Option Cancellation Amount. In addition to payment of the Option Cancellation Amount, on the Option Cancellation Date, the Company shall prepay in full the outstanding principal amount of the Note and pay all accrued and unpaid interest thereon pursuant to the terms of the Note and the Note Purchase Agreement.

9.4. EXERCISE OF THE OPTION; INABILITY TO CLOSE.

      In the event that you exercise the Option pursuant to Section 9.1 but you are unable to consummate the acquisition of the assets comprising the Business on the specified Option Consummation Date as a result of the failure of the condition precedent thereto that all necessary governmental consents and approvals be obtained, then, at your election, made by written notice to the Company specifying a proposed extended Option Consummation Date (an "EXTENDED OPTION CONSUMMATION DATE"), the Option Consummation Date specified by you in your written notice of exercise of the Option delivered pursuant to Section 9.1 (or in any prior notice of extension given pursuant to this Section 9.4) shall be extended for successive periods of up to 365 days each (each such period, an "EXTENSION PERIOD") (and, if the Option Expiration Date occurs within any such Extension Period, the Option Expiration Date also shall be so extended); PROVIDED, HOWEVER, that, if all necessary governmental consents and approvals are obtained at any time during an Extension Period, or if any litigation relating thereto is finally resolved during an Extension Period (or if you shall determine, in your discretion, not to continue to seek such Extended Option Consummation Date, the Company shall sell and deliver to you all of the assets and properties comprising the Business and you shall purchase such assets and properties and pay to the Company an amount equal to the Option Exercise Price (determined as of the proposed Option Consummation Date initially specified in your notice given pursuant to Section 9.1) plus the Working Capital Adjustment, if any. If you continue to be unable to consummate such acquisition on the Extended Option Consummation Date and the Company shall have used its best efforts to cooperate with you to obtain any such consent or approval (or if you default in your obligation to purchase the assets comprising the Business on the Extended Option Consummation Date), then on that date (the "Extended Option Cancellation Date") the Option automatically shall be cancelled and be of no further force or effect, and Company shall pay you an amount in cash, by wire transfer of immediately available funds, equal to the Adjusted Option Cancellation Amount, if any. In addition to any payment of the Adjusted Option Cancellation Amount required to be made hereunder by the Company, on the Extended Option Consummation Date the Company shall prepay in full the outstanding principal amount of the Note and pay all accrued and unpaid interest thereon pursuant to the terms of the Note and the Note Purchase Agreement.

9.5. RIGHT TO REQUIRE COMPANY TO REPURCHASE OR REDEEM NOTE.

      If, and to the extent that, for any reason, the principal of and interest on the Note is not satisfied in full pursuant to Section 9.2 on any Option Consummation Date or Extended Option Consummation Date, as the case may be, or is not prepaid in full in accordance with Section 9.3 on any Option Cancellation Date or Extended Option Cancellation Date, as the case may be, the Company hereby agrees to repurchase or redeem the Note for cash in an amount equal to the principal amount thereof remaining outstanding plus accrued and unpaid interest thereon on any such date. The Company's obligation under the preceding sentence shall be absolute and unconditional, irrespective of whether the Note is held by you or one or more of your Affiliates and whether or not the holder of the Option is the holder of the Note. The Company acknowledges that breach of its obligation under this Section 9.5 would be an Event of Default under Section 10(d)(ii) of the Note Purchase Agreement, which would permit the holder of the Note to exercise default remedies with respect thereto under Section 11 of the Note Purchase Agreement.

10.   DEFINITIONS.

      As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

      "ACQUISITION" means the acquisition by the Company of substantially all of the assets used in the operation of the L.A. DAILY NEWS, upon the terms and subject to the conditions set forth in the Acquisition Agreement.

      "ACQUISITION AGREEMENT" means the Asset Purchase and Sale Agreement dated as of December 2, 1997 between the Company and Tower Media Inc. (the "Seller") and Jack Kent Cook Incorporated, as in effect on the date hereof.

      "ADJUSTED OPTION CANCELLATION AMOUNT" means, on an Extended Option Cancellation Date, (x) if Fair Market Value determined as of such Extended Option Cancellation Date (the "RECALCULATED FMV") is equal to Fair Market Value determined as of the Option Consummation Date that was initially specified by you as such in your notice of exercise of the Option delivered pursuant to
Section 11.1 (the "OCD FMV"), then the Adjusted Option Cancellation Amount shall be equal to the Option Cancellation Amount (provided that, for purposes of determination thereof, the Investment Return Amount shall accrue to such Extended Option Cancellation Date), (y) if the Recalculated FMV is greater than the OCD FMV, then the Adjusted Option Cancellation Amount shall be equal to the sum of (i) the Option Return Amount PLUS (ii) the lesser of (A) the sum of (I) 38% of the difference between the OCD FMV minus the Original Purchase Price plus
(II) 32% of the difference between the Recalculated FMV minus the OCD FMV or (B) the Investment Return Amount accrued through the Extended Option Cancellation Date, or (z) if the Recalculated FMV is less than the OCD FMV, then the Adjusted Option Cancellation Amount shall be equal to the sum of (i) the Option Return Amount plus (ii) the lesser of (A) 38% of the difference between the Recalculated FMV minus the Original Purchase Price or (B) the Investment Return Amount accrued through the Extended Option Cancellation Date, in either case less 68% of the difference between the OCD FMV minus the Recalculated FMV; provided that in no event shall the Adjusted Option Cancellation Amount be less than zero.

      "AFFILIATE" means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires. any reference to an "Affiliate" is a reference to an Affiliate of the Company.

      "ANI" means Affiliated Newspapers Investments, Inc., a Delaware corporation.

      "ANI DEBENTURES" means Indebtedness of ANI issued and outstanding under the ANI Indenture.

      "ANI GUARANTY" means the guaranty of payment of the Note made by ANI for the benefit of the holder of the Note, in substantially the form of Exhibit C to the Note Purchase Agreement.

      "ANI INDENTURE" means the Indenture dated as of May 15, 1994 between ANI and The Bank of New York, as Trustee, as amended from time to time.

      "BANK CREDIT AGREEMENT" means the Amended and Restated Credit Agreement dated October 31, 1996 among the Company, the banks listed therein and The Bank of New York, as Agent, as amended or modified from time to time, together with any replacement bank credit facility.

      "BUSINESS" means all of the assets and business operations of the L.A. DAILY NEWS, and of any other newspaper publishing business in the San Fernando

Valley area of Los Angeles County or in Ventura County acquired by the Company and constituting part of the Division, or the assets of which are owned and the business of which is conducted by Newco.

      "BUSINESS DAY" means, any day other than a Saturday, a Sunday or a day on which commercial banks in Los Angeles, California are required or authorized to be closed.

      "CLOSING" is defined in Section 3.

      "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

      "COMPANY" means Garden State Newspapers, Inc., a Delaware corporation.

      "CONTRIBUTION" means the contribution by the Company of the Business to the capital of Newco pursuant to Section 7.6(a) hereof.

      "DEFAULT" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

      "DIVISION" means the separate division of the Company that operates the Business, and that has no assets, liabilities or business operations other than those relating to the Business.

      "EBITDA" of the Business means, for any period, the net income of the Division or Newco, as the case may be, for such period plus the sum of (i) interest expense of the Division or Newco, as the case may be, (PROVIDED that, with respect to the Division, such interest expense shall be limited to interest expense attributable to debt incurred to finance the Acquisition, transition reserves, working capital and capital expenditures, in each case relating to the operation of the Business, in an aggregate principal amount not in excess of $100,000,000), (ii) income taxes attributable to the net income of the Division or Newco for such period, determined at the effective combined tax rate of the Company for such period, and (iii) depreciation and amortization expense attributable to assets comprising the Business for such period, all as determined in accordance with GAAP.

      "ENVIRONMENTAL LAWS" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

      "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

      "EXTENDED OPTION CANCELLATION DATE" is defined in Section 9.4.

      "EXTENDED OPTION CONSUMMATION DATE" is defined in Section 9.4.

      "FAIR MARKET VALUE" of the Business means, on any date of determination, the product of (i) EBITDA of the Business for the period of eight consecutive fiscal quarters of the Company ended on the last day of the last fiscal quarter ended prior to such date of determination, divided by two MULTIPLIED BY (ii) 13.

      "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

      "GOVERNMENTAL AUTHORITY" means

            (a) the government of

                  (i) the United States of America or any State or other
            political subdivision thereof, or

                  (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

            (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

      "HAZARDOUS MATERIAL" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

      "INDEBTEDNESS" means, without duplication, (i) indebtedness for money borrowed (whether or not the recourse of the lender is to the whole of the assets of the Borrower or only to a portion thereof), (ii) indebtedness evidenced by notes, bonds, debentures or other similar instruments; (iii) obligations under capital leases, (iv) obligations for the deferred purchase price of property, conditional sale obligations and obligations under title retention agreements (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business consistent with past practice and payment of which is not more than 60 days overdue), (v) obligations for reimbursement of drawings on letters of credit or in respect of bankers' acceptances, (vi) obligations of other Persons guaranteed, or in effect guaranteed, by the Borrower, and (vii) obligations and liabilities secured by a lien, security interest or other similar interest in or encumbrance upon any property or asset of the Borrower.

      "INVESTMENT RETURN AMOUNT" is defined in the definition of the term "Option Exercise Price".

      "LIEN" means any security interest, lien, charge or encumbrance securing Indebtedness.

      "MATERIAL" means material in relation to the business, operations, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

      "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

      "MULTIEMPLOYER PLAN" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

      "NEWCO" means a Wholly-Owned Subsidiary of the Company that is formed for the sole purpose of operating the Business.

      "NOTE" means the Company's 9% Subordinated Promissory Note due January 31, 2010 in the original principal amount of $47,600,000 issued by the Company pursuant to the Note Purchase Agreement.

      "NOTE PURCHASE AGREEMENT" means the Note Purchase Agreement dated as of January 30, 1998 between the Company and you, pursuant to which the Company has issued or will issue the Note.

      "OFFICER'S CERTIFICATE" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

      "OPTION" is defined in Section 2.

      "OPTION CANCELLATION AMOUNT" means, on an Option Cancellation Date that occurs pursuant to Section 11.3 hereof, an amount equal to the sum of (i) the Option Return Amount PLUS (ii) the lesser of (x) 38% of the difference between
(A) the Fair Market Value of the Business determined as of such date, MINUS (B) the Original Purchase Price or (y) the Investment Return Amount.

      "OPTION CANCELLATION DATE" is defined in Section 9.3.

      "OPTION CONSUMMATION DATE" is defined in Section 9.1.

      "OPTION EXERCISE PRICE" means, on an Option Consummation Date, the greater of (A) the Fair Market Value of the Business determined on such date or (B) the Original Purchase Price, in either case MINUS the sum of:

            (i)   the Option Return Amount PLUS

            (ii) the lesser of:

                  (1) 38% of the difference between (a) Fair Market Value of the Business on such date MINUS (b) the Original Purchase Price or

                  (2) such amount as would provide to you a pre-tax return on a notional investment of $50,000,000 (compounded quarterly) calculated at the following rates of return:
                        (I) 10% per annum, for the period from and including the Closing Date to but excluding the sixth anniversary of the Closing Date, (II) 11% per annum far the period from and including the sixth anniversary of the Closing Date to but excluding the seventh anniversary of the Closing Date, (III) 12% per annum, for the period from and including the seventh anniversary of the Closing Date to but excluding the eighth anniversary of the Closing Date, (IV) 13%, for the period from and including the eighth anniversary of the Closing Date to but excluding the ninth anniversary of the Closing Date, (V) 14%, for the period from and including the ninth anniversary of the Closing Date to but excluding the tenth anniversary of the Closing Date, (VI) 15% per annum, for the period from and including the tenth anniversary of the Closing Date to but excluding the eleventh anniversary of the Closing Date, and (VII) 16% per annum, from and after the eleventh anniversary of the Closing Date (the amount described in this clause (ii)(2) being referred to herein as the "INVESTMENT RETURN AMOUNT").

      "OPTION PURCHASE PRICE" is defined in Section 2.

      "OPTION RETURN AMOUNT" means, on any date of determination thereof, the sum of (i) $2,400,000 plus (ii) the product of $500,000 multiplied by a fraction, the numerator of which is the number of days elapsed from and including the Closing Date to but excluding such date of determination and the denominator of which is 365.

      "ORIGINAL PURCHASE PRICE" means $140,000,000.

      "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined is ERISA or any successor thereto.

      "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

      "PLAN" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

      "PROPERTY" or "PROPERTIES" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

      "RESPONSIBLE OFFICER" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

      "SEC" means the United States Securities and Exchange Commission.

      "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

      "SENIOR FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

      "SUBSIDIARY" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

      "UNRESTRICTED SUBSIDIARY" means an "Unrestricted Subsidiary" within the meaning of the Indenture dated October 1, 1997 between the Company and The Bank of New York, as trustee, pursuant to which the Company's 8-3/4% Senior Subordinated Notes due 2009 were issued and are outstanding; PROVIDED that such "Unrestricted Subsidiary" shall not constitute an Unrestricted Subsidiary hereunder if it is (x) subject to restrictive operating covenants contained in any document or instrument pursuant to which Indebtedness of ANI the Company or any other Subsidiary of the Company is issued or by which any such Indebtedness is governed or (y) obligated, directly or indirectly, as primary obligor or as guarantor, for any Indebtedness, of the Company or any other Subsidiary, or any Lien on any of its assets shall secure any such Indebtedness.

      "WHOLLY-OWNED SUBSIDIARY" means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time.

      "WORKING CAPITAL" means, at any time, an amount (which may be less than zero) equal to current assets at such time MINUS current liabilities at such time, in each case as determined in accordance with GAAP (other than (x) current assets that are not transferred to the purchaser upon exercise of the Option and
(y) current liabilities that are not assumed by the purchaser upon exercise of the Option).

      "WORKING CAPITAL ADJUSTMENT" means, on any Option Consummation Date or Extended Option Consummation Date, an amount (which may be less than zero) equal to Working Capital on such date minus $2,000,000; PROVIDED, HOWEVER, that in no event shall the Working Capital Adjustment exceed $5,000,000.

11.   NOTICES.

      All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or
(b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

                  (i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

                  (ii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Joseph J. Lodovic, IV, or at such other address as the Company shall have specified to the holder of the Note in writing, with a copy to Verner, Liipfert, Bernhard, McPherson and Hand, Chartered, 901 15th Street, N.W., Washington, D.C. 20005, Attention: Howell E. Begle, Jr., Facsimile No. (202) 371-6279.

Notices under this Section 11 will be deemed given only when actually received.

12.   RIGHT OF FIRST REFUSAL TO FINANCE CERTAIN ACQUISITIONS; ADDITIONAL
      OPTIONS.

      The Company, and, after the Contribution, Newco, hereby agrees that, if it or any of its Subsidiaries acquires or seeks to acquire any newspaper publishing business in the San Fernando Valley area of Los Angeles County or in Ventura County, California, other than the business operations of the L.A. DAILY NEWS, and if it or a Subsidiary incurs debt to finance such an acquisition, you shall have the right to participate in such transaction, as lender, upon substantially the same terms set forth herein with respect to the Note, and in the Note, with respect to a portion of such financing up to a percentage thereof equal to the percentage that the stated principal amount of the Note represents of the aggregate amount of debt incurred by the Company or Newco in connection with the Acquisition. The Company and Newco each further agrees that, at or prior to consummation of such acquisition, it will grant an option to you to acquire the assets of the business so acquired, or the capital stock of any Subsidiary that owns the assets used in operation of such business and operates such business, and owns no other assets and has no other business operations, on substantially the same terms as the Option.

13.   MISCELLANEOUS.

13.1. SUCCESSORS AND ASSIGNS.

      All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of the Note) whether so expressed or not.

13.2. CONSTRUCTION.

      Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

13.3. COUNTERPARTS.

      This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

13.4. GOVERNING LAW.

      This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

13.5. ARBITRATION.

      Any controversy, dispute or claim arising under this Agreement shall be settled by arbitration conducted in New York, New York in accordance with the rules of the American Arbitration Association as then in effect and judgment upon any award rendered by the arbitrator may be entered by any federal or state court having jurisdiction thereof. Any such arbitration shall be conducted by a single arbitrator who shall be a retired judge of either the Supreme Court of the State of New York, New York County, the United States District Court for the Southern District of New York or the United States Court of Appeals for the Second Circuit. The arbitrator shall comply with all rules of law, discovery and evidence as then in effect in the Supreme Court of the State of New York, New York County. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.

13.6. EQUITABLE ENFORCEMENT.

      Notwithstanding anything to the contrary contained herein, any claim by either party for injunctive or other equitable relief, including specific performance (including specific performance of the agreement to resolve disputes related to or arising out of accounting matters contained herein and the agreement to arbitrate contained in Section 13.5), may be brought in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York before or as a result of arbitration, and any judgment, order or decree relating thereto shall have precedence over any arbitral award or proceeding. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if, for jurisdictional reasons, such suit, action or other proceeding may not be brought in such court, in the Supreme Court of the State of New York, New York County. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail pursuant to Section 16 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (x) the Supreme Court of the State of New York, New York County, or
(y) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                                  * * * * *

      If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return It to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                    Very truly yours,

                                    GARDEN STATE NEWSPAPERS, INC.


                                    By: /s/ JOSEPH J. LODOVIC, IV
                                        ----------------------------------------
                                        Title:  Executive Vice President & CFO

The foregoing is hereby agreed
to as of the date thereof.

GREENCO, INC.


By:/s/ THOMAS UNTERMAN
   ---------------------------------
   Title:  President